EXHIBIT 10.27

Aspen University Inc. 720 South Colorado Blvd., Suite 1150N Denver, CO 80246	Aspen Group, Inc. 224 W. 30th Street, Suite 604 New York, NY 10001

August 31, 2012

VIA EMAIL [                              ]
[Attention]
[Address]
[City, State Zip]

Re:           Salary Amendment

Dear [Officer]:

This letter agreement amends the Employment Agreement dated _________ by and between Aspen University Inc. (the "Company") and yourself, as amended, and documents your agreement as of August 31, 2012 to end the deferral of your salary and to reduce your salary to a rate of $100,000 per year for the remainder of fiscal year 2012.

If the foregoing is acceptable to you, please sign in the place indicated below and return an executed copy to us.

Sincerely, ___________________________ [Name and Title] of Aspen University Inc. and Aspen Group, Inc.

AGREED AND ACCEPTED:

___________________________
[Officer]